EXHIBIT 10.3

FIRST AMENDMENT TO AMENDED

AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) is entered into as of February     , 2017, between Entercom Communications Corp., a Pennsylvania corporation (the “Company”), and Stephen F. Fisher (“Employee” or “you”) in order to amend as follows that certain Amended and Restated Employment Agreement, effective as of October 27, 2015, between the Company and Employee (the “Employment Agreement”).

1.    Term. Section 1 of the Employment Agreement is hereby amended in its entirety to read as follows:

“Term. The term of this Agreement shall commence as of the Effective Date and continue through January 31, 2018.”

2.    Compensation.

A new sentence is added to the end of current Section 2(b) of the Employment Agreement to read in its entirety as follows:

“Effective for the period commencing on March 1, 2017 and ending on April 30, 2017, your semi-monthly salary will be equal to Twenty-Seven Thousand Six Hundred and Seventy-Two Dollars and Seventeen Cents ($27,672.17).”

A new Section 2(c) is hereby added to the Employment Agreement to read as follows:

“(c)    During the period commencing on May 1, 2017 and ending on the earlier of January 31, 2018 or the termination of this Agreement under Section 8 hereof, you shall provide transition services as an employee of the Company and the Company will pay you a monthly payment of thirty-six thousand one hundred and eleven dollars ($36,111) as consideration for such services (or such greater amount as the parties may mutually agree). It is the intent of the parties hereto that the level of transition services so provided shall be at least twenty percent (20%) of the average level of services performed by you for the Company over the thirty-six (36)-month period immediately preceding April 30, 2017 (such average level, the “Service Threshold”); provided, that if, following May 1, 2017, upon thirty (30) days prior notice by either party for any reason, the level of transition services you provide materially diminishes from those provided during the period from March 1, 2017 through April 30, 2017, your payments as consideration for such services shall be reduced to thirteen thousand six hundred and eleven dollars ($13,611) per month or such other monthly amount between thirteen thousand six hundred and eleven dollars ($13,611) and the monthly payment amount set forth in the immediately preceding sentence as the parties may mutually agree (the actual payment amount, the “Transition Payment”) immediately following such thirty (30) day notice period. Notwithstanding anything to the contrary, the parties hereto acknowledge and agree that if the level of transition services you provide is reduced to a level that is less than twenty percent (20%) of the Service Threshold, you will be deemed to have incurred a Separation from Service (as defined below) with the Company.”

3.    Annual Incentive Bonus. Section 3 of the Employment Agreement is further hereby amended to add the following paragraph thereto, immediately following the first paragraph of Section 3:

“Notwithstanding anything herein to the contrary, for the 2017 fiscal year, you will not be eligible for an Annual Incentive Bonus and, in lieu thereof, you will be entitled to a cash bonus in an amount equal to six hundred and fifty thousand dollars ($650,000), which bonus shall be paid to you on or around January 31, 2018.”

4.    Equity Compensation. A new Section 5(d) is hereby added to the Employment Agreement to read as follows:

“For the Company’s 2017 fiscal year, you will not be eligible to receive an equity grant.”

5.    Duties. A new paragraph is added to the end of current Section 7 of the Employment Agreement to read in its entirety as follows:

“Notwithstanding the foregoing, for the period commencing not later than April 30, 2017 and ending on January 31, 2018 you shall cease to serve as Chief Financial Officer & Executive Vice President of the Company. Thereafter during the term of this Agreement, you agree to provide transition services as an employee of the Company with respect to the integration and transition of the Company as may be assigned by the Board, the CEO or the President of the Company. The parties agree that you may provide services from your Florida residence during some portions of the extended term.”

6.    Termination. The second paragraph of Section 8(b) is hereby deleted in its entirety and Section 8(c) is hereby amended in its entirety to read as follows:

“(c)    If this Agreement (i) expires on January 31, 2018 without being renewed or extended; or (ii) you incur a Separation from Service (as defined in Section 13 below) with the Company prior to January 31, 2018 for any reason other than as a result of the termination of this Agreement by the Company for Cause, including, by reason of your death (such date of expiration or Separation from Service, as applicable, the “Separation Date”), then subject to Section 13 hereof, the Company shall be obligated to pay to you (or your legal representatives or estate, as applicable) on the sixtieth (60th) day after the Separation Date (x) a one-time bonus equal to your then-current Annual Incentive Bonus target as specified in Section 3 hereof (determined based on your salary as of April 30, 2017) and, (y) beginning with the first payroll period following the sixtieth (60th) day following the Separation Date, payment of your salary (determined based on your salary as of April 30, 2017) and auto allowance in accordance with the Company’s regular payroll practices for a period of one (1) year from the Separation Date; provided, however that the initial payment shall include salary and auto allowance amounts for all payroll periods from the Separation Date through the date of such initial payment. Any options held by you that are vested as of the Separation Date may be exercised at any time within the later of January 31, 2020 or ninety (90) days from the date of vesting, but in no event later than the expiration of their original ten (10) year term. Such continued payments are expressly conditioned on the following (other than in the event of your death): (I) your signing a release in form satisfactory to the Company (substantially in the form attached hereto as Exhibit A) releasing the Company and all of its officers, directors, employees and agents from any and all claims or liabilities arising out of your employment as well as the termination of employment and such release becoming effective prior to the sixtieth (60th) day following the Separation Date; and (II) your full compliance with the restrictive covenants contained in Section 9 hereof. For the avoidance of doubt, if you incur a qualifying Separation from Service but remain employed by the Company by reason of the level of transition services you provide being reduced to a level that is less than twenty percent (20%) of the Service Threshold, you shall become entitled to (x) the separation payments and benefits described in this Section 8(c), subject to the terms and conditions hereof, and (y) continued payment by the Company of the Transition Payment in consideration for such transition services so provided until January 31, 2018 (or such earlier date on which your employment with the Company is terminated).”

7.    Restrictive Covenants. Section 9(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

“(a)    Non-Competition. It is understood and agreed that so long as you are employed by the Company or being paid your salary after termination of employment as provided in this Agreement and for a period of one (1) year thereafter you will not directly or indirectly, provide any service either as an employee, employer, consultant, contractor, agent, principal, partner, substantial stockholder, corporate officer or director of or for a company or enterprise which competes in any material manner with the then-present or planned business activities of the Company; provided that nothing herein shall prohibit you from serving as a non-employee member of the board of directors of any radio company that is not a top three radio company (determined based on annual revenue and excluding the Company). The foregoing notwithstanding, if the Company either (i) elects to terminate your employment for reasons other than Cause or (ii) offers you a salary and bonus package which is lower than your then-current package in connection with an election by the Company to renegotiate the terms of this Agreement and your employment terminates due to a failure to reach agreement on a lower salary and bonus package, then in either such event the length of the foregoing covenant against competition shall be reduced to the period following the termination of your employment which is the sum of: (i) any period of notice provided for in this Agreement for which you are given payment in lieu thereof; (ii) the time of any salary continuation as provided in this Agreement plus the time equivalent, at your then-current salary rate, of any additional payments made to you in connection with such termination; and (iii) three (3) months. For purpose of the foregoing “planned business activities” shall mean a business initiative materially discussed by the Board or which is currently under material consideration by the Board or which has been approved by the Board.”

8.    Release. The form of Separation and Release Agreement attached hereto as Exhibit A is incorporated herein by reference.

9.    No Other Changes to the Employment Agreement. Except as expressly amended by this Amendment, all of the terms of the Employment Agreement shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first set forth above.

/STEPHEN F. FISHER/
Stephen F. Fisher

Date: 2/24, 2017

Entercom Communications Corp.

/DAVID J. FIELD/
David J. Field
President and Chief Executive Officer

Date: 2/24, 2017

[Signature page to Amendment to Employment Agreement]

Exhibit A

Form of Separation Agreement and Release

A-1